Exhibit 99.1

FOR IMMEDIATE RELEASE

Tricida Provides Strategic Update

SOUTH SAN FRANCISCO, Calif., November 2, 2022 (Business Wire) —Tricida, Inc. (NASDAQ: TCDA), announced today that the Board of Directors has authorized Tricida to initiate a review of strategic alternatives to maximize stakeholder value. To facilitate this review, Tricida has engaged Stifel and its wholly owned affiliate, Miller Buckfire, to serve as investment banking advisors and SierraConstellation Partners LLC to serve as a financial advisor. This strategic review may include consideration of the sale of the Company and/or its assets. Tricida is also currently evaluating plans to reduce operating expenses and anticipates initiating and announcing these plans in November 2022.

The Board of Directors and Tricida intend to conduct a thorough review of strategic options in order to maximize value to its stakeholders. However, there can be no assurance that a transaction would occur in a timely manner, if at all, or that a transaction would be completed on attractive terms. Tricida does not intend to comment further unless or until its Board of Directors has approved a definitive course of action, the review process is concluded, or it is determined other disclosure is appropriate.

About Tricida

Tricida, Inc. is a pharmaceutical company focused on the development of its investigational drug candidate, veverimer, a non-absorbed, orally-administered polymer designed to slow CKD progression in patients with metabolic acidosis and CKD. Metabolic acidosis is a condition commonly caused by CKD that is believed to accelerate the progression of kidney deterioration. It is estimated to pose a health risk to approximately 4.3 million patients with CKD in the United States. There are currently no therapies approved by the FDA to slow progression of kidney disease through the treatment of chronic metabolic acidosis in patients with CKD.

For more information about Tricida, please visit Tricida.com.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward- looking statements relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the Company’s business prospects, financial results and business operations.

These and other factors that may affect the Company’s future business prospects, results and operations are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s most recent Annual Report filed on Form 10-K and the subsequently filed Quarterly Report(s) on Form 10-Q. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by applicable law, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

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Contact:
Jackie Cossmon, IRC Tricida, Inc.
Senior Vice President of Investor Relations and Communications IR@Tricida.com